Exhibit 99.1

                                                                         FOR IMMEDIATE RELEASE
                                                                                  February 2, 2006

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

                                       Ruddick Corporation Reports Fiscal First Quarter 2006 Results

CHARLOTTE, N.C.-February 2, 2006--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the 2006 fiscal first quarter ended January 1, 2006 increased by 9.6% to $796.6 million from $726.9 million in the first quarter of fiscal 2005. The increase in sales during the quarter was attributable to sales increases at both the Harris Teeter supermarket subsidiary and the Company's American & Efird ("A&E") thread and specialty engineered yarns subsidiary.

In the first quarter of fiscal 2006, consolidated net income was $16.9 million, or $0.36 per diluted share, compared to $16.6 million, or $0.35 per diluted share, in the prior year's first quarter. The 1.7% increase in net earnings over the prior year was driven by a 14.4% increase in operating profit at Harris Teeter. The operating profit improvement at Harris Teeter was partially offset by an operating loss at A&E resulting from weak manufacturing operating schedules for apparel related thread products in the Americas and incremental costs associated with the implementation of A&E's initiatives to diversify their product lines and build upon their global footprint.

Harris Teeter's sales increased by 9.3% to $716.1 million in the first quarter of fiscal 2006 compared to sales of $655.2 million in the first quarter of fiscal 2005.  The increase in sales was attributable to new store activity partially offset by store closings and divestitures and a comparable store sales increase of 4.25% for the quarter.  During the first quarter of fiscal 2006, Harris Teeter opened one new store, closed one older store, divested one older store and completed the major remodeling of two stores, one of which was expanded in size. Since the first quarter of fiscal 2005, Harris Teeter has opened eleven new stores while closing three older stores and divesting one older store for a net addition of seven stores. The company operated 144 stores at January 1, 2006.

Operating profit at Harris Teeter increased by 14.4% to $33.3 million in the first quarter of fiscal 2006 as compared to $29.1 million in the prior year period.  Operating profit as a percent of sales improved by 20 basis points to 4.65% in the first quarter of fiscal 2006 from 4.45% in the same period last year. Operating profit and margin improvements were achieved primarily through the continued growth in total sales as a result of net new store growth and effective retail pricing and targeted promotional spending programs that drove comparable store sales gains. The sales gains have provided the leverage to help offset some of the store operating cost increases and with continued emphasis on cost controls, it has partially offset incremental costs associated with Harris Teeter's new store development program and increased utility and employee benefit costs.

Thomas W. Dickson, President and CEO of Ruddick Corporation commented that, "Our focus on customer service and our delivery of effective retail pricing and targeted promotional spending programs has resulted in another quarter of increased comparable store sales and improved operating results. We view customer service as one of our best tools in differentiating ourselves from the competition. This high level of service commitment requires us to understand and respond to our customers' preferences. We invest a lot of time and resources in order to deliver excellent customer service."

A&E sales of $80.5 million in the first quarter of fiscal 2006 increased by 12.4% from the $71.7 million in the prior year period. The increase was driven by domestic sales increases of 27.1% resulting primarily from sales attributed to the acquisition of the businesses of Robison-Anton Textile Co. in the fourth quarter of fiscal 2005 and Ludlow Textiles Company, Inc. in the second quarter of fiscal 2005. Foreign sales were relatively consistent between the first quarters of fiscal 2006 and fiscal 2005, and accounted for approximately 49% of A&E total sales for the first quarter of fiscal 2006 as compared to approximately 55% in the prior year period.

In the first quarter of fiscal 2006, A&E recorded an operating loss of $1.3 million as compared to operating profit of $1.5 million in the previous year's first fiscal quarter. The first quarter fiscal 2006 operating loss resulted primarily from weak apparel thread manufacturing operating schedules in the Americas and incremental costs associated with the implementation of A&E's initiatives to diversify its product lines and build upon its global footprint. Management plans to accelerate the integration of the acquired businesses and expand its product lines throughout its global supply chain.

Dickson said, "We will continue to invest in A&E's future. The strategic investments we made in late fiscal 2004 and fiscal 2005 have diversified our product lines and enhanced our global footprint. We have made good progress towards the integration of the operations of our acquired businesses and remain focused on substantially completing this integration process by the end of calendar 2006. In connection with the migration of apparel production to low cost regions, we have effectively shifted a portion of our production capacity from North America to China. Today, A&E has more production capacity in China, including its joint ventures, than in the United States. In addition, we are currently converting one of A&E's facilities from apparel thread production to specialty engineered yarns production to support our expanded product lines in the United States. Our success in expanding our product lines and building upon our global footprint will position A&E for the future and maintain its position as a leader in the worldwide thread and specialty engineered yarns markets."

For the first three months of fiscal 2006, depreciation and amortization for the consolidated Ruddick Corporation totaled $21.4 million and capital expenditures totaled $36.6 million. During the first fiscal quarter, Harris Teeter spent $33.8 million in capital expenditures and A&E spent $2.8 million in capital expenditures. In addition to the capital expenditures, during the first quarter of fiscal 2006 Harris Teeter invested a net of $0.7 million ($9.5 million additional investments less $8.8 million received from property investment sales and partnership distributions) in the development of certain of its new stores.

During the first quarter of fiscal 2006 the Company purchased and retired 395,000 shares of its common stock pursuant to its previously disclosed stock buyback program. The shares were acquired for a total cost of $7.9 million, or an average price of $20.00 per share. There were no stock purchases during the first quarter of fiscal 2005.

Harris Teeter's improvement in operating performance over the last several years and financial position provides the flexibility to expand its store development program for new and replacement stores along with the remodeling and expansion of existing stores.  Inclusive of the six acquired Winn-Dixie stores that are currently being remodeled, the company plans to open eighteen new stores and complete the remodeling on seven stores during the remainder of fiscal 2006. Three of Harris Teeter's existing stores are expected to be simultaneously closed with the opening of the former Winn-Dixie stores. The new store development program for fiscal 2006 is expected to result in an approximate 12% increase in retail square footage as compared to an 8% increase in fiscal year 2005.  The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest older or underperforming stores.

Present construction schedules have been accelerated and real estate construction costs have increased resulting in an increase in Harris Teeter's planned capital expenditures for fiscal 2006 and 2007. Harris Teeter's capital expenditures for fiscal year 2006 are presently planned to be approximately $193 million including approximately $29 million to remodel the six acquired Winn-Dixie stores. At the present time Harris Teeter expects to spend approximately $210 million for capital expenditures in fiscal 2007 which include stores in our expanding Northern Virginia market. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures.

Fiscal 2006 consolidated capital expenditures are planned to total approximately $205 million, consisting of $193 million for Harris Teeter and $12 million for A&E.  Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company's revolving line of credit. In the normal course of business, other financing opportunities are also being evaluated based on the Company's needs and market conditions.

On October 6, 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." The new guidance generally applies to leases of land or pad leases including "cold dark shells" where the Company assumes responsibility for store and site construction.  Harris Teeter's construction period typically extends for six to nine months. Under this FSP, rental costs that are incurred during the construction period shall be recognized as rental expense.  Prior to the beginning of the second quarter of fiscal 2006, the Company capitalized such costs during the construction period. As required by the new guidance, the Company has ceased capitalization of construction period rents effective January 2, 2006. Although the proposed statement permits retrospective application to prior periods, the Company does not intend to restate prior periods due to the relatively small percentage of land leases in those periods.  The estimated fiscal 2006 construction period rent required to be expensed as a non-cash charge versus previously being capitalized is approximately $5.7 million.

The Company's management remains conservative in its expectations for the remainder of fiscal 2006 due to the intensely competitive retail grocery market and challenging textile and apparel environment.  A&E's strategic initiatives to transform their business through the diversification of product lines and the shifting of production of their premium quality apparel thread to lower cost regions will continue to put pressure on A&E's operating results for the remainder of fiscal 2006. Consolidated earnings before income taxes for the second quarter of fiscal 2006 will be positively impacted by an investment gain of approximately $4.0 million that will be recognized by Corporate for the sale of a real estate investment that occurred in January, 2006. Further operating improvement will be dependent on the Company's ability to offset increased operating costs and construction period rents with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and benefits costs; the Company's ability to successfully integrate the operations of acquired businesses; the successful execution of initiatives designed to increase sales and profitability; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this report.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of thread and specialty engineered yarns with global operations.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 Weeks	13 Weeks
	January 1,	January 2,
	2006	2005
NET SALES
Harris Teeter	$ 716,122	$ 655,231
American & Efird	80,514	71,661
Total	796,636	726,892

COST OF SALES
Harris Teeter	501,805	463,648
American & Efird	63,988	54,063
Total	565,793	517,711

GROSS PROFIT
Harris Teeter	214,317	191,583
American & Efird	16,526	17,598
Total	230,843	209,181

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Harris Teeter	180,985	162,452
American & Efird	17,857	16,077
Corporate	1,774	1,250
Total	200,616	179,779

OPERATING PROFIT (LOSS)
Harris Teeter	33,332	29,131
American & Efird	(1,331)	1,521
Corporate	(1,774)	(1,250)
Total	30,227	29,402

OTHER EXPENSE (INCOME)
Interest expense	3,514	3,274
Interest income	(323)	(538)
Net investment gains	(151)	(193)
Minority interest	92	285
Total	3,132	2,828

INCOME BEFORE TAXES	27,095	26,574
INCOME TAXES	10,188	9,945
NET INCOME	$ 16,907	$ 16,629

NET INCOME PER SHARE:
Basic	$0.36	$0.35
Diluted	$0.36	$0.35

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,249	46,889
Diluted	47,613	47,369

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11	$ 0.11

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	January 1,	January 2,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 18,195	$ 49,540
Temporary Investments	-	60,311
Accounts Receivable, Net	94,278	70,802
Inventories	260,463	236,754
Net Current Deferred Income Tax Benefits	12,828	13,206
Prepaid and Other Current Assets	25,015	19,349
Total Current Assets	410,779	449,962

PROPERTY, NET	611,690	537,203
INVESTMENTS	84,656	63,348
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	31,101	8,094
OTHER LONG-TERM ASSETS	58,095	53,515

Total Assets	$ 1,204,490	$ 1,120,291

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	9,464	4,026
Current Portion of Long-Term Debt	10,601	8,587
Accounts Payable	168,075	136,951
Federal and State Income Taxes	12,923	11,952
Accrued Compensation	26,080	25,013
Other Current Liabilities	59,437	57,460
Total Current Liabilities	286,580	243,989

LONG-TERM DEBT	154,997	157,389
NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	8,980	22,459
PENSION LIABILITIES	70,598	65,476
OTHER LONG-TERM LIABILITIES	63,385	54,747
MINORITY INTEREST	6,073	8,096

SHAREHOLDERS' EQUITY:
Common Stock	63,943	62,352
Retained Earnings	594,614	546,638
Accumulated Other Comprehensive Income (Loss)	(44,680)	(40,855)
Total Shareholders' Equity	613,877	568,135

Total Liabilities and Shareholders' Equity	$ 1,204,490	$ 1,120,291

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	13 Weeks	13 Weeks
	January 1,	January 2,
	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 16,907	$ 16,629
Non-Cash Items Included in Net Income
Depreciation and Amortization	21,439	18,963
Deferred Taxes	(4,273)	(2,527)
Net (Gain) Loss on Sale of Property	116	(823)
Other, Net	1,569	1,839
Increase in Current Assets	(26,423)	(3,774)
Decrease in Current Liabilities	(5,696)	(12,407)
Increase in Certain Other Long-Term Liabilities	3,597	5,682
NET CASH PROVIDED BY OPERATING ACTIVITIES	7,236	23,582

INVESTING ACTIVITIES
Capital Expenditures	(36,619)	(17,437)
Purchase of Other Investments	(9,575)	(8,544)
Proceeds from Sale of Property and Partnership Distributions	8,970	5,676
Proceeds from Sale of Temporary Investments	16,859	22,424
Purchase of Temporary Investments	(3,930)	(22,264)
Company-Owned Life Insurance, Net	(1,928)	(1,545)
Other, Net	(401)	(61)
NET CASH USED IN INVESTING ACTIVITIES	(26,624)	(21,751)

FINANCING ACTIVITIES
Net (Payments on) Proceeds from Short-Term Borrowings	(1,203)	1,438
Proceeds from Issuance of Long-Term Debt	2,427	-
Payments on Long-Term Debt	(274)	(258)
Dividends Paid	(5,246)	(5,179)
Proceeds from Stock Issued	798	5,185
Purchase and Retirement of Common Stock	(7,899)	-
Other, Net	(205)	(56)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(11,602)	1,130

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(30,990)	2,961
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	49,185	46,579

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 18,195	$ 49,540

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 3,380	$ 3,259
Income Taxes	$ 10,374	$ 1,653

RUDDICK CORPORATION
OTHER STATISTICS
January 1, 2006
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
1st Quarter	$ 16.7	$ 4.4	$ 0.3	$ 21.4

Capital Expenditures:
1st Quarter	$ 33.8	$ 2.8	$ -	$ 36.6

Purchase of Other Investment Assets:
1st Quarter	$ 9.5	$ -	$ -	$ 9.5

Harris Teeter Store Count:				Quarter

Beginning number of stores				145
Opened during the period				1
Closed during the period				(2)
Stores in operation at end of period				144

				Quarter

Harris Teeter Comparable Store Sales Increase				4.25%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.